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                                                                     EXHIBIT 2.3


                              SECOND AMENDMENT TO
                          PURCHASE AND SALE AGREEMENT

         This Second Amendment To Purchase and Sale Agreement (this "Second Amendment") is entered into effective as of October 31, 1997, by and between Midway/Commerce Center Limited Partnership, a Texas limited partnership (hereinafter referred to as "Seller"), and American Industrial Properties REIT, a Texas real estate investment trust (hereinafter referred to as "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Seller and Purchaser entered into a Purchase and Sale Agreement (hereinafter referred to as the "Contract") dated as of September 24, 1997, pursuant to which Seller agreed to sell to Purchaser and Purchaser agreed to purchase from Seller, in accordance with the terms and conditions thereof,
20.8 acres of land located in Houston, Harris County, Texas, and all improvements thereon (the real property and all improvements hereinafter referred to collectively as the "Property"), which Property is more particularly described by metes and bounds on Exhibit "A" attached to the Contract; and

         WHEREAS, the Contract was amended pursuant to that certain First Amendment to Purchase and Sale Agreement (the "First Amendment") dated October 22, 1997, to more accurately describe the name of the Seller and extend the Due Diligence Period an additional ten (10) days.

         WHEREAS, pursuant to this Second Amendment, Seller and Purchaser desire to amend the Contract to extend the Due Diligence Period and the Closing Date.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

1. The Due Diligence Period as defined in Section 5(a) of the Contract and amended pursuant to the First Amendment during which time Purchaser shall review the Preliminary Documents, the physical condition of the Property and such other items as Purchaser deems necessary in order for Purchaser to determine whether the Property is acceptable to Purchaser is extended an additional four (4) days from Monday, November 3, 1997 to Friday, November 7, 1997.

2. The Closing Date as defined in Section 8(b) of the Contract is extended an additional ten (10) days and shall occur no later than Thursday, November 20, 1997 (the "Extension Period").

3. Purchaser acknowledges that in consideration of Seller agreeing to extend the Closing Date pursuant to this Second Amendment, Purchaser agrees to pay to Seller an additional $10,000 for every day during the Extension Period (beginning Tuesday, November 11, 1997, and ending Thursday, November 20, 1997) that Purchaser fails to close the sale of the Property. In no event shall the Closing be extended beyond the Extension Period.

4. All terms, obligations and conditions in the Contract not superseded or amended by any provision of this Second Amendment shall remain in full force and effect as originally written
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         in the Contract.  All capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Contract.

5. This Second Amendment shall be binding upon and inure to the benefit of the successors and assigns of Seller, and shall be binding upon and inure to the benefit of Purchaser, its successors, and to the extent assignment may be made pursuant to the Contract, Purchaser's assigns. The pronouns of any gender shall include the other gender, and either the singular or the plural shall include the other.

6. All references to the Contract in any document heretofore or hereafter executed shall be deemed to refer to the Contract, as amended by this Second Amendment.

7. This Second Amendment may be executed in two or more counterparts, and it shall not be necessary that any one of the counterparts be executed by all of the parties hereto. Each fully or partially executed counterpart shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

         In witness whereof, the parties hereto have executed this Second Amendment to be effective for all purposes on the date first written above.

                                  SELLER:

                                  Midway/Commerce Center Limited Partnership, a Texas limited partnership

                                  By: Midway Commerce Center Associates, L.P., its general partner

                                        By:     Midway Equities, Inc.,
                                                its general partner

                                                By:     /s/ D. Bruce Fincher
                                                        ------------------------
                                                Name:   D. Bruce Fincher
                                                        ------------------------
                                                Title:  President
                                                        ------------------------

                                  Date:    November 3, 1997

                                  PURCHASER:

                                  American Industrial Properties REIT, a
                                  Texas real estate investment trust

                                  By:      /s/ Lewis D. Friedland
                                           -------------------------------------
                                  Name:    Lewis D. Friedland
                                           -------------------------------------
                                  Title:   Vice President
                                           -------------------------------------

                                  Date:    November 3, 1997